Exhibit 16.1

FORTUNE CPA, INC.

333 City Blvd., W 3rd Floor

Orange, CA 92868

714-820-3316

April 12, 2024

Office of the Chief Accountant

Securities and Exchange

Commission 100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in Form 8-K dated April 12, 2024, of Powerdyne International, Inc. (the “Company”) to be filed with the Securities and Exchange Commission regarding the change of auditors. We disagree with management regarding the opening balance procedures.

Respectfully,

/s/ Fortune CPA, Inc.

Fortune CPA. Inc.

Orange, CA